Exhibit 10.29

RELOCATION AGREEMENT

Date: April 14, 2010

Whereas Entropic Communications, Incorporated (“Entropic” or “Company”) wishes to offer employment to Mr. Michael Farese (“Candidate”), and such employment may involve a relocation of Candidate to the San Diego, CA area, and will involve Candidate commuting to Candidate’s place of work, the Company’s headquarters in San Diego, CA, Entropic and Candidate have entered into the following Relocation Agreement (“Agreement”).

1.	Entropic has offered Candidate Relocation Assistance described in the Offer Letter dated April 13, 2010 and in detail in the Relocation Expense Guidelines, subject to Candidate’s agreement to Candidate’s obligations under this Agreement.

2.	The Company and Candidate agree that (i) the total value of the Relocation Expense benefit available to Candidate is $110,000, (ii) to be eligible for the benefits available to Candidate to relocate Candidate’s principal place of residence (“Household”) to the San Diego, CA area, Candidate must relocate Candidate’s Household on or before August 30, 2011 and expenses must be used incurred on or before September 15, 2011, (iii) the amount available to Candidate for Commuting Expenses may not exceed $5,000/month.

3.	Early Departure Liability.

3.1.	If Candidate (i) voluntarily terminates active, continuous, full-time employment (“Continuous Service” as defined below) with the Company without the express prior written consent of the Company’s Chief Executive Officer or (ii) Company terminates Candidate’s employment with the Company for Cause (as defined below) prior to one (1) year of Continuous Service to the Company (the “Initial Repayment Period”), Candidate shall have an obligation to repay 100% of the Relocation and Commuting Expenses paid for on behalf of or reimbursed to the Candidate. If Candidate’s Continuous Service terminates for either reason (i) or (ii) after one (1) year of Continuous Service (or the equivalent) with the Company but prior to the end of the Candidate’s third (3rd) year of Continuous Service with the Company (the “Entire Repayment Period”), Candidate shall have no obligation to repay Commuting Expenses, however, Candidate shall be obligated to repay Company, on a pro-rated basis, for Relocation Expenses paid for on behalf of or reimbursed to the Candidate. Specifically, the amount of the repayment Candidate is obligated to pay the Company shall be 1/36th of the total Relocation Expenses paid for on behalf of or reimbursed to the Candidate for each full month of Continuous Service that is less than thirty-six (36). Candidate will earn 100% of the Relocation Expenses after thirty-six (36) months of Continuous Service.

3.2.

Candidate promises to pay the amounts due as an “Early Departure Liability” to the order of the Company and deliver payment to the Company headquarters on or before the date on which Candidate’s active employment with the Company terminates. In addition to the above promise to pay, Candidate hereby authorizes the Company to deduct, to the extent permitted by the law, the Early Departure Liability or a portion thereof from any wages or other monies that might be owed to Candidate (e.g., vacation day, ESPP reimbursement, etc.) at the time of termination of Candidate’s employment. In the event that the amount so deducted from

Candidate’s wages is insufficient to pay the entire balance of the Liability, Candidate hereby promises to pay that amount of the Early Departure Liability remaining after such deduction has been made in lawful money of the United States in one payment on or before the date on which Candidate’s employment with the Company terminates. Candidate further agrees that the failure of the Company to deduct the Early Departure Liability, or any portion thereof, from all or a portion of the wages due and owing to Candidate at the date of Candidate’s termination shall not constitute a waiver of the Company’s right to enforce the terms of this Agreement at law or in equity.

4.	General Provisions.

4.1.	Modification/No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any election shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way effect the validity of this Agreement. The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

4.2.	Notice. Any notice to be given to the Entropic under the terms of this Agreement shall be addressed to Entropic, to the attention of the Chief Executive Officer, at the address of its executive office effective at the time of the notice. Any notice to be given to Candidate shall be addressed to him at the residence address last designated by the Candidate to the Company in writing. Any notice shall be deemed duly given when personally delivered or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

4.3.	Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

4.4.	Successors and Assigns. Neither Candidate nor the Company may assign this Agreement without the prior written consent of the other. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Candidate’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

4.5.	Entire Agreement. This Agreement and the terms of the Offer Letter (including the Relocation Expense Guidelines) supersede all prior agreements and understandings between the parties, oral or written. In the event of a conflict between the terms of this Agreement, the Relocation Expense Guideline and the Offer Letter, the terms of this Agreement shall take precedence. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

4.6.	Choice of Law. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws, and shall be binding upon the parties hereto in the United States and worldwide.

4.7.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

5.	Definitions.

5.1.	Cause. For the purposes of this Agreement, “Cause” shall mean only (a) Candidate’s theft, dishonesty or falsification of any Company documents or records; (b) Candidate’s improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of Candidate’s duties; (d) Candidate’s breach of Candidate’s fiduciary duty to the Company by unlawfully competing with the Company in violation of the Outside Activity clause of the Offer Letter; or (e) Candidate’s conviction (or plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, the Company may not terminate Candidate’s employment for Cause unless the Company has first given Candidate written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Candidate’s resignation at the request of the Chief Executive Officer or the Board of Directors for reasons other than Cause shall be deemed involuntary termination by the Company without Cause.

5.2.	Continuous Service. For the purposes of this Agreement, “Continuous Service” is defined as active, full-time employment, excluding time off for holidays and standard paid time off, for a defined period beginning on Candidate’s date of hire. In the event that there is less than Continuous Service, the Repayment Period(s) will be extended to the period of time that would be the equivalent of the Repayment Period had the Candidate been in Continuous Service. As an example, if Candidate’s employment is not full-time or Candidate is not an active employee during any portion of a Repayment Period, the Repayment Period will extend by the number of days Candidate was not working full-time or was inactive.

5.3.	Repayment Period(s). For the purposes of this Agreement, “Repayment Period(s)” is defined as a period of time beginning with the date of hire and assumes Continuous Service, during which the Candidate is obligated to repay the Company for Relocation or Commuting Expenses if the Candidate terminates employment as defined in Section 3 above.

Entropic Communications, Incorporated:

By:	/s/ Suzanne C. Zoumaras	Title:	Vice President, Human Resources
Suzanne Zoumaras

Candidate: Michael Farese

/s/ Michael Farese	7/8/10
Signature	Date

3724 Mykonos Lane, #146	Carmel Valley, CA 92130
Street Address	City, State, Zip Code